SmileDirectClub Announces Appointment of Alex Dimitrief to Board of Directors

Reputable Business Leader Brings Experience Navigating Complex Commercial, Legal and Organizational Environments

NASHVILLE, Tenn., July 25, 2022 – SmileDirectClub, Inc. (Nasdaq: SDC), the next generation oral care company with the first medtech platform for teeth straightening, today announced the appointment of Alex Dimitrief as an independent director on its Board of Directors, effective immediately.

Mr. Dimitrief is an experienced director and C-suite leader with a track record of steering global businesses through a wide range of challenges. He currently serves as a Partner at Zeughauser Group, a Lecturer on Law at Harvard Law School, and a Senior Fellow and Distinguished Adjunct Professor at the New York Law School. From 2007 to 2019, Mr. Dimitrief served in several business and legal roles at General Electric, including as President and CEO of GE’s Global Growth Organization, where he drove international business growth through negotiations and diplomacy and building localization strategies across 180+ countries.

“Alex brings decades of invaluable business, legal, and regulatory knowledge to the SmileDirectClub Board of Directors, broadening and deepening the board’s expertise with his winning instincts, integrity and attitude,” said David Katzman, Chief Executive Officer and Chairman of SmileDirectClub. “We will benefit from his proven leadership in navigating complex environments while we continue to focus on the key initiatives that will reignite growth and deliver near-term profitability for the business and value for our shareholders.”

Mr. Dimitrief currently also serves on the board of Eos Energy Enterprises (Nasdaq: EOSE) and the advisory boards of Ethisphere and Cresset, and has previously served on the boards of We Company, Synchrony Financial, and GE Capital Bank. He holds a bachelor’s degree from Yale College and a Juris Doctor degree from Harvard Law School, where he served as Managing Director of the Harvard Law Review.

Mr. Dimitrief will join the Audit Committee and the Nominating and Corporate Governance Committee of the SmileDirectClub Board of Directors. Following the appointment, SmileDirectClub’s Board will be comprised of nine directors, four of whom are independent.

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About SmileDirectClub SmileDirectClub, Inc. (Nasdaq: SDC) (“SmileDirectClub”) is an oral care company and creator of the first medtech platform for teeth straightening. Through its cutting-edge telehealth technology and vertically integrated model, SmileDirectClub is revolutionizing the oral care industry. SmileDirectClub’s mission is to democratize access to a smile each and every person loves by making it affordable and convenient for everyone. SmileDirectClub is headquartered in Nashville, Tennessee, USA. For more information, please visit SmileDirectClub.com.

Contact: SmileDirectClub Media Relations: Press@SmileDirectClub.com

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